INTERDIGITAL ANNOUNCES THIRD QUARTER 2013 FINANCIAL RESULTS
Success in Arbitrations Drives Revenue of $110.6 Million, Net Income of $26.7 Million

WILMINGTON, DE.—October 31, 2013—InterDigital, Inc. (NASDAQ: IDCC), a wireless research and development company, today announced results for the third quarter ended September 30, 2013.
Third Quarter 2013 Financial Highlights:

•	Revenue of $110.6 million;

•	Net income of $26.7 million, or $0.64 per diluted share; and

•	Ending cash and short-term investments totaling $756.8 million at September 30, 2013.
“The quarter and year-to-date results reflect the strength of InterDigital's overall business," commented William J. Merritt, President and Chief Executive Officer of InterDigital. “Our patent and technology licensing revenue was strong, reflecting our base of core licensees, our ability to add or extend licensees and our ability to successfully arbitrate disputes with licensees when they arise. Our arbitration successes lifted the quarterly results and are also expected to drive solid incremental revenue in coming quarters. We also demonstrated the depth of the InterDigital patent portfolio as well as our creativity in monetizing patents with the launch of Signal Trust for Wireless Innovation, which will work to secure licenses within the very large cellular infrastructure market. Further, we continue to see significant interest in the technologies being developed in our Labs and Solutions groups, and are excited about the technologies being incubated in our new Innovation Partners ecosystem. Indeed, our pipeline of innovation has never been more diverse, with our patent filings closely in line with past years, but at an overall lower research and development cost."

Third Quarter 2013 Summary

Revenue in third quarter 2013 totaled $110.6 million, including $51.6 million in connection with a third quarter arbitration award related to one of the company's technology solutions agreements and $12.5 million in past sales primarily related to Pegatron shipments from July 1, 2012 through March 31, 2013. Revenue for third quarter 2012 was $434.0 million, which included $58.4 million of patent licensing revenue and $375.0 million from the company's patent sale to Intel Corporation. The company's third quarter 2013 net income was $26.7 million, or $0.64 per diluted share, compared to net income of $235.7 million, or $5.56 per diluted share, in third quarter 2012.

Fixed-fee amortized royalty revenue decreased $16.9 million year-over-year primarily due to the expiration of the 3G portion of the company's patent license agreement with Samsung at the end of 2012, which was partially offset by the addition of fixed-fee amortized royalty revenue from the Sony patent license agreement signed in fourth quarter 2012. Per-unit royalty revenue increased $2.7 million due to the inclusion of certain products as a result of the company's second quarter Pegatron arbitration award. Companies that accounted for ten percent or more of the $110.6 million of third quarter 2013 total revenue were Intel Mobile Communications GmbH (49%) and Pegatron Corporation (14%).

Third quarter 2013 operating expenses totaled $61.5 million, compared to $70.8 million in third quarter 2012. This change included a $15.6 million decrease in cost of patent sale, primarily related to the company's third quarter 2012 patent sale to Intel Corporation, and a $1.6 million decrease in personnel-related costs, primarily due to lower personnel levels as a result of the voluntary early retirement plan ("VERP") initiated in third quarter 2012. These and other decreases were partially offset by a $3.3 million increase in long-term compensation, a $1.9 million increase in patent amortization and a $0.6 million increase in intellectual property enforcement and non-patent litigation costs. The increase in long-term compensation was driven by a third quarter 2013 charge of $4.3 million to increase certain accrual rates following the positive impact of the recently resolved arbitrations on the company's financial results. The increase in patent amortization was driven by recent patent acquisitions. The increase in intellectual property enforcement and non-patent litigation costs ($18.6 million in third quarter 2013 compared to

$18.0 million in third quarter 2012) was due to the higher level of activity surrounding the company's USITC actions.

Third quarter 2013 other expense was $3.0 million, an increase of $0.3 million compared to $2.7 million of other expense in third quarter 2012. The change between periods primarily resulted from lower returns on the company's investment balances during third quarter 2013 as compared to third quarter 2012.
The company's third quarter 2013 effective tax rate was approximately 43.5 percent based on the statutory federal tax rate net of discrete federal and state taxes, as compared to 34.6 percent in third quarter 2012 based on the statutory federal tax rate net of discrete foreign taxes. The increase in the effective tax rate resulted from the impact of additional forecasted state tax expense, resulting, in part, from the company's income mix related to the increase in technology solutions revenue, on the annualized effective tax rate in 2013.
In third quarter 2013, the company used $9.4 million of free cash flow compared to $335.9 million generated in third quarter 2012. This change in free cash flow primarily resulted from the third quarter 2012 receipt of $375.0 million from Intel Corporation and was partially offset by an increase in patent licensing cash receipts, primarily related to the resolution of the Pegatron arbitration.
First Nine Months 2013 Summary
Revenue in first nine months 2013 totaled $225.7 million, including $51.6 million in connection with the third quarter arbitration award related to one of the company's technology solutions agreements and $37.4 million in past sales primarily as a result of the second quarter 2013 Pegatron arbitration award. Revenue for the comparable period in 2012 was $575.2 million, which included $189.3 million of patent royalties and $375 million from the company's patent sale to Intel Corporation. The company's first nine months 2013 net income was $23.6 million, or $0.57 per diluted share, compared to net income of $256.3 million, or $5.81 per diluted share, in first nine months 2012.
Fixed-fee amortized royalty revenue decreased $50.5 million year-over-year due to the expiration of the 3G portion of the company's patent license agreement with Samsung at the end of 2012, which was partially offset by the addition of fixed-fee amortized royalty revenue from the Sony patent license agreement signed in fourth quarter 2012. Per-unit royalty revenue decreased $3.8 million due to lower shipments from our Japanese per-unit licensees and one of our licensees with concentrations in the smartphone market. Companies that accounted for ten percent or more of the $225.7 million of first nine months 2013 total revenue were Intel Mobile Communications GmbH (24%), Pegatron Corporation (18%), Sony Corporation of America (13%) and Blackberry (10%).
First nine months 2013 operating expenses totaled $178.9 million, compared to $175.0 million in first nine months 2012. This change includes a $12.9 million increase in intellectual property enforcement and non-patent litigation costs, a $5.6 million increase in patent amortization and a $3.3 million increase in patent maintenance and patent evaluation. The increase in intellectual property enforcement and non-patent litigation costs ($56.8 million in first nine months 2013 versus $44.0 million in first nine months 2012) was due to the higher level of activity surrounding the company's USITC actions. The increase in patent amortization was driven by recent patent acquisitions. The increase in patent maintenance and patent evaluation was primarily related to due diligence associated with both patent acquisition and patent sale opportunities. These and other increases were partially offset by a $16.5 million decrease in cost of patent sales, primarily related to the patent sale to Intel Corporation, and a $5.4 million decrease in long-term compensation and personnel-related costs, primarily due to lower accrual rates in 2013 for the company's incentive compensation plans and lower personnel levels as a result of the VERP initiated in third quarter 2012.
First nine months 2013 other expense of $9.5 million increased from $8.0 million in first nine months 2012. The increase primarily resulted from the recognition of a $6.7 million investment impairment during first nine months 2013, partially offset by an increase in investment income that primarily resulted from interest income associated with the Pegatron arbitration award received in first nine months 2013.

In first nine months 2013, the company's effective tax rate was approximately 41.4 percent based on the statutory federal tax rate net of discrete federal and state taxes. During first nine months 2012, the company's effective tax rate was approximately 34.7 percent based on the statutory federal tax rate net of discrete foreign taxes. The increase in the effective tax rate resulted from the impact of additional forecasted state tax expense, resulting, in part, from the company's income mix related to the increase in technology solutions revenue, on the annualized effective tax rate in 2013 and was partially offset by a discrete first quarter 2013 reversal of a valuation allowance against certain deferred tax assets.
In first nine months 2013, the company generated $194.5 million in free cash flow compared to $278.7 million in first nine months 2012. This decrease is primarily attributable to the receipt of patent sales revenue totaling $375 million during third quarter 2012, partially offset by prepayment receipts totaling $242.4 million.
Near Term Outlook
"We are pleased with the arbitration awards we have received so far in 2013," said Richard J. Brezski, Chief Financial Officer. "Year to date, these awards have collectively contributed approximately $90 million of revenue. More importantly, we expect these arbitration outcomes will result in additional past sales revenue and recurring revenue in future quarters. Specifically, we expect to recognize approximately $27 million of past sales revenue in fourth quarter 2013 as a result of the interplay between awards received under two separate customer arbitrations. We will provide a more complete update of our revenue expectations for fourth quarter 2013 after we receive and review the applicable patent license and product sales royalty reports."
Conference Call Information
InterDigital will host a conference call on Thursday, October 31, 2013 at 10:00 a.m. Eastern Time to discuss its third quarter 2013 financial performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast under the Events section on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 726-2458 within the United States or (913) 312-1483 from outside the United States. Please call by 9:50 a.m. ET on October 31 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investors section. In addition, a telephone replay will be available from 1:00 p.m. ET October 31 through 1:00 p.m. ET November 05. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 9107181.
About InterDigital®
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies. Founded in 1972, InterDigital is listed on NASDAQ and is included in the S&P MidCap 400® index.
InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our expectation that our recent arbitration successes will drive solid incremental revenue and result in additional past sales revenue and recurring revenue in future quarters, (ii) our expectation that we will recognize approximately $27 million of past sales revenue in fourth quarter 2013 as a result of the interplay between awards received under two separate customer arbitrations, (iii) our plans to provide a more complete update of our revenue expectations for fourth quarter 2013 after we receive and review the applicable patent license and product sales royalty reports and (iv) our belief that Signal Trust for Wireless Innovation will secure licenses within the very large cellular infrastructure market. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” “will,” “continue to,” “work to,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) the ability of our Innovations Group to enter into partnerships with leading inventors and research organizations and identify and acquire technology and patent portfolios that align with InterDigital's roadmap; (v) the ability of our Solutions Group to commercialize the company's technologies and enter into customer agreements; (vi) the failure of the markets for the company's current or new technologies to materialize to the extent or at the rate that we expect; (vii) unexpected delays or difficulties related to the development of the company's technologies; (viii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (ix) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; (x) changes or inaccuracies in market projections; (xi) changes in the company's business strategy; (xii) the ability of the Signal Trust for Wireless Innovation to enter into patent license agreements and the timing and terms of any such agreements; and (xiii) the exercise by the company of any of its retained rights with respect to the patent assets transferred to the Signal Trust for Wireless Innovation.
We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnote
1    Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by/(used in) operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)
(unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012	2013	2012
REVENUES:
Per-unit royalty revenue	$26,349	$23,639	$81,715	$85,515
Fixed fee amortized royalty revenue	16,915	33,764	50,741	101,209
Past sales	12,491	981	37,420	2,586
Patent sales	—	375,000	—	384,000
Technology solutions revenue	54,868	626	55,802	1,876
	110,623	434,010	225,678	575,186

OPERATING EXPENSES:
Patent administration and licensing	36,786	45,551	106,825	94,979
Development	15,772	16,375	45,395	51,041
Selling, general and administrative	8,937	8,865	25,138	28,968
Repositioning	—	—	1,544	—
	61,495	70,791	178,902	174,988

Income from operations	49,128	363,219	46,776	400,198

OTHER EXPENSE	(2,950)	(2,708)	(9,531)	(7,926)
Income before income taxes	46,178	360,511	37,245	392,272
INCOME TAX PROVISION	(20,068)	(124,842)	(15,432)	(136,000)
NET INCOME	$26,110	$235,669	$21,813	$256,272
Net loss attributable to noncontrolling interest	(550)	—	(1,816)	—
NET INCOME ATTRIBUTABLE TO INTERDIGITAL, INC.	$26,660	$235,669	$23,629	$256,272
NET INCOME PER COMMON SHARE — BASIC	$0.65	$5.61	$0.57	$5.86
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	41,185	42,024	41,162	43,761
NET INCOME PER COMMON SHARE — DILUTED	$0.64	$5.56	$0.57	$5.81
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	41,448	42,353	41,467	44,072
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.30	$0.30

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012	2013	2012
Net income before income taxes	$46,178	$360,511	$37,245	$392,272
Taxes paid	(247)	(5,122)	(3,331)	(7,874)
Non-cash expenses	14,327	21,074	49,789	41,310
Increase in deferred revenue	20,923	4,650	187,276	29,220
Deferred revenue recognized	(82,664)	(48,028)	(135,187)	(155,344)
Increase (decrease) in operating working capital, deferred charges and other	453	8,667	82,928	838
Capital spending and capitalized patent costs	(8,354)	(5,867)	(24,269)	(21,762)
FREE CASH FLOW	(9,384)	335,885	194,451	278,660

Tax benefit from share-based compensation	80	(84)	763	1,506
Payments on long-term debt, including capital leases	—	—	—	(180)
Acquisition of patents	—	(750)	(13,013)	(13,750)
Long-term investments	—	—	(445)	—
Proceeds from noncontrolling interests	1,275	—	6,376	—
Dividends paid	(4,118)	(4,348)	(8,233)	(13,388)
Share repurchases	—	(74,949)	—	(152,694)
Net proceeds from exercise of stock options	93	123	734	713
Unrealized (loss) gain on short-term investments	(896)	1,331	(1,070)	2,466
NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS	$(12,950)	$257,208	$179,563	$103,333

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Cash & short-term investments	$756,842	$577,279
Accounts receivable (net)	67,392	169,874
Current deferred tax assets	24,541	36,997
Other current assets	30,519	30,197
Property & equipment and patents (net)	202,757	185,381
Other long-term assets (net)	47,534	56,881
TOTAL ASSETS	$1,129,585	$1,056,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, accrued liabilities, taxes payable & dividends payable	$55,322	$66,608
Current deferred revenue	71,225	106,305
Long-term deferred revenue	248,989	161,820
Long-term debt & other long-term liabilities	206,725	203,171
TOTAL LIABILITIES	582,261	537,904
TOTAL INTERDIGITAL, INC. SHAREHOLDERS' EQUITY	542,764	518,705
Noncontrolling interest	4,560	—
TOTAL EQUITY	547,324	518,705
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,129,585	$1,056,609

RECONCILIATION OF FREE CASH FLOW TO NET CASH
PROVIDED BY / (USED IN) OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$(1,030)	$341,752	$218,720	$300,422
Purchases of property, equipment, & technology licenses	(1,552)	(949)	(2,732)	(1,979)
Capitalized patent costs	(6,802)	(4,918)	(21,537)	(19,783)
Free cash flow	$(9,384)	$335,885	$194,451	$278,660

InterDigital, Inc:
Patrick Van de Wille
patrick.vandewille@interdigital.com
+1 (858) 210-4814